EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Mindspeed Technologies, Inc. on Form S-8 (Registration Nos. 333-106148, 333-106479 and 333-106481) and in the Registration Statements of Mindspeed Technologies, Inc. on Form S-3 (Registration Nos. 333-106146, 333-107343, 333-109523 and 333-109525) of our report dated October 25, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph related to a change in accounting method for goodwill and intangible assets) appearing in this Annual Report on Form 10-K of Mindspeed Technologies, Inc.

DELOITTE & TOUCHE LLP

Costa Mesa, California
November 26, 2004